Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	David Barnard, CFA
408-952-8402	415-433-3777
investorrelations@raesystems.com	David@lhai-sf.com

RAE Systems Reports Fourth Quarter and Year-end 2005 Results

-Fourth Quarter 2005 Revenue Increased 22% from the Fourth Quarter of 2004-

-Annual Revenue Grew by 33% from 2004 to 2005-

SAN JOSE, Calif. – February 15, 2006 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks for homeland security and industrial applications, today reported results for the fourth quarter and full year ended December 31, 2005.

2005 Fourth Quarter Financials

For the fourth quarter of 2005, RAE Systems reported revenue of $18.3 million as compared to revenue of $15.0 million for the same quarter in 2004, an increase of 22 percent. The growth in revenue was largely attributable to increased sales from KLH, which grew 48 percent to $6.9 million in revenue for the quarter, as well as from increased sales of integrated wireless systems products and patented photoionization detection (PID) products in North America and Europe.

Gross margins for the fourth quarter of 2005 were 57 percent as compared to 54 percent for the fourth quarter of 2004. The improvement was primarily attributable to the impact of increased manufacturing volumes and improved manufacturing variances as well as from improvements in KLH’s margins on increased sales of manufactured versus distribution products. Net income before taxes and minority interest for the fourth quarter of 2005 was $486,000 as compared to $685,000 for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $283,000 or $0.00 per diluted share. That compares with net income of $379,000 for the fourth quarter of 2004 or $0.01 per diluted share.

2005 Total Year Financials

For 2005, RAE Systems reported revenue of $60.3 million, including $18.0 million from twelve months of KLH revenue, as compared to revenue of $45.5 million in 2004, when KLH revenues of $7.9 million were included for the last seven months of 2004. The 33 percent year-over-year increase not only reflects longer ownership of KLH, but growth in all regions, with the largest growth coming in China.

Gross margins remained at 59 percent for each of the years 2005 and 2004 as the impact of lower gross margins from increased KLH sales in 2005 was largely offset by improvements in other units of the Company. Loss before taxes and minority interests was $(1.0) million for the year 2005, primarily as a result of the Company adding capacity by moving to a new building and taking a $2.0 million second quarter 2005 charge for abandonment of a lease on its former headquarters and U.S. manufacturing facility. For 2004, the Company reported income before taxes and minority interests of $3.7 million. Net loss for the year 2005 was $(567,000) or $(0.01) per share compared to a net income of $2.3 million or $0.04 per diluted share for 2004.

“I am pleased that we were able to continue double digit sales growth in 2005. Our strategy of investing in China continued to show results through high gross margins from our manufacturing operations and from increased sales at KLH,” said Robert Chen, RAE Systems CEO. “As we look forward, we begin 2006 with a strong balance sheet. We have $29.5 million in cash and investments and $1.7 million in debt. For total year 2006, we are focused on growth in all of our global markets and expect total year revenues of between $68 million and $73 million.”

Fourth Quarter and Total Year 2005 Business Highlights

Americas

•	The 500th AreaRAE network was shipped.

•	GammaRAE II, the first intrinsically safe radiation detector for first responders was announced.

•	Major League Baseball World Series and playoff games deployed AreaRAE Networks as part of the public venue protection.

•	After hurricanes Katrina and Rita, the Company donated MultiRAE Plus, 5-gas with PID monitors, consumables, and spares, in addition to units that were purchased for the toxic clean-up and restoration efforts.

•	Several US oil refineries deployed RAEShare, our internet portal, with multiple AreaRAE Networks for simultaneous monitoring of confined spaces during plant turn-arounds.

•	The Las Vegas and Detroit Police Departments bought AreaRAE Rapid Deployment Kits with PlumeRAE to protect the visiting public. The Detroit Police Department deployed the units during the NFL’s February 5, 2006 Super Bowl.

Asia

•	Canon Corporation purchased ppbRAEs for ethane analysis.

•	Hong Kong Light and Power Corp purchased QRAE plus units for worker safety

•	A major environmental clean-up site in North East China purchased ppbRAEs for their capability of detecting low levels of dangerous volatile organic compounds (VOC’s).

•	Shanghai Police and Shanghai Fire Dept. special rescue teams purchased GammaRAE IIs to protect this city of 14 million people.

•	The Chang Qing Oil Field in Xian, China purchased fixed system RAEGuard units and controllers to monitor various toxic gases in one of the largest petrochemical reserves in the world.

Europe

•	The Warsaw Gas Works in Poland bought QRAE Plus units to monitor for gas leaks.

•	A major environmental company in Italy purchased MiniRAEs for soil contamination cleanup.

•	The Dutch utility company, Eneco, bought QRAE Plus units for leak detection and worker safety.

•	The Israeli Air Force selected RAE Systems’ Wing tank Entry Kits for flight line and fleet maintenance.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

[Tables to Follow]

RAE Systems Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2005	December 31, 2004
Assets

Current Assets:
Cash and cash equivalents	$13,524,000	$21,566,000
Short-term investments	14,348,000	6,745,000
Notes receivable	1,087,000	535,000
Accounts receivable, net of allowance for doubtful accounts of $963,000 and $665,000, respectively	11,707,000	9,934,000
Accounts receivable from affiliate	84,000	119,000
Inventories, net	9,477,000	7,815,000
Prepaid expenses and other current assets	2,773,000	1,558,000
Deferred income taxes	2,831,000	1,578,000

Total Current Assets	55,831,000	49,850,000

Property and Equipment, net	14,911,000	11,287,000

Long Term Investments	1,616,000	4,500,000

Intangible Assets, net	1,781,000	2,150,000

Goodwill	368,000

Long Term Deferred Income Tax	634,000

Deposits and Other Assets	867,000	1,172,000

Investment in Unconsolidated Affiliate	—	156,000

Total Assets	$76,008,000	$69,115,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$3,979,000	$3,449,000
Accrued expenses	7,329,000	5,582,000
Notes payable	831,000	423,000
Income taxes payable	407,000	417,000
Current portion of deferred revenue	2,029,000	1,122,000

Total Current Liabilities	14,575,000	10,993,000

Deferred Revenue, net of current portion	296,000	240,000
Deferred Tax Liability	341,000
Other Long Term Liabilities	1,466,000	145,000
Long Term Notes Payable - Related Parties	911,000	1,260,000

Total Liabilities	17,589,000	12,638,000

Commitments and Contingencies

Minority Interest in Consolidated Entities	4,226,000	4,288,000

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,837,843 and 57,315,175 shares issued and outstanding, respectively	58,000	57,000
Additional paid-in capital	56,057,000	53,660,000
Cumulative other comprehensive income	310,000	137,000
Accumulated deficit	(2,232,000)	(1,665,000)

Total Shareholders’ Equity	54,193,000	52,189,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$76,008,000	$69,115,000

RAE Systems Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net Sales	$18,269,000	$15,036,000	$60,293,000	$45,540,000

Cost of Sales	7,817,000	6,948,000	24,654,000	18,504,000

Gross Margin	10,452,000	8,088,000	35,639,000	27,036,000

Operating Expenses:
Sales and marketing	4,463,000	2,415,000	16,594,000	10,268,000
Research and development	1,688,000	1,330,000	5,303,000	4,295,000
General and administrative	3,994,000	3,811,000	13,219,000	8,959,000
Loss on abandonment of lease			2,027,000

Total Operating Expenses	10,145,000	7,556,000	37,143,000	23,522,000

Operating Income/(Loss)	307,000	532,000	(1,504,000)	3,514,000

Other Income (Expense):
Interest income	174,000	110,000	641,000	333,000
Interest expense	(17,000)	(6,000)	(54,000)	(17,000)
Other, net	22,000	142,000	24,000	194,000
Equity in loss of unconsolidated affiliate	—	(93,000)	(156,000)	(353,000)

Total Other Income (Expense)	179,000	153,000	455,000	157,000

Income/(Loss) Before Income Taxes and Minority Interest	486,000	685,000	(1,049,000)	3,671,000

Income Taxes	66,000	77,000	(420,000)	983,000

Income/(Loss) Before Minority Interest	420,000	608,000	(629,000)	2,688,000
Minority interest in (income)/loss of consolidated subsidiaries	(137,000)	(229,000)	62,000	(353,000)

Net Income/(Loss)	$283,000	$379,000	$(567,000)	$2,335,000

Basic Earnings/(Loss) Per Common Share	$0.00	$0.01	$(0.01)	$0.04

Diluted Earnings/(Loss) Per Common Share	$0.00	$0.01	$(0.01)	$0.04

Weighted-average common shares outstanding	57,827,767	57,109,187	56,687,714	55,809,638
Stock options & warrants	1,554,861	3,088,414	—	2,771,948

Diluted weighted-average common sharesoutstanding	59,382,628	60,197,601	56,687,714	58,581,586